THE TIREX CORPORATION
                          CERTIFICATE OF THE SECRETARY

         The Board of Directors of THE TIREX CORPORATION (the "Company"), has adopted the following resolution which is now in full force and effect:

                  RESOLVED, that the Board of Directors of the Company has authorized sixty thousand, three hundred ninety five (60,395) Shares of Common Stock of the Company heretofore issued to John L. Threshie, Jr. to be registered on Form S-8 to which shares were issued in lieu of cash compensation for services rendered for which shares the Company has received full and adequate consideration;

                  RESOLVED, that the Board of Directors of the Company has authorized one hundred eighty eight thousand (188,000) Shares of Common Stock of the Company heretofore issued to Linda T. Pellegrino to be registered on Form S-8 to which shares were issued in lieu of cash compensation for legal services rendered for which shares the Company has received full and adequate consideration.

         IN WITNESS WHEREOF, I, as Secretary of said Corporation, have hereunto set my hand and affixed the seal of the Company on this 4th Day of April, 2000.

                                               /s/ Michael D.A. Ash
                                               ---------------------------
                                               Michael D.A. Ash, Secretary

                                      -10-